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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-21379


                          Community Distributors, Inc.
                                 CDI Group, Inc.
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           (Exact name of registrants as specified in their charters)

                     800 Cottontail Lane, Franklin Township
                         Somerset, New Jersey 08873-1227
                                 (732) 748-8900
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                          10 1/4% Senior Notes Due 2004
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ ]           Rule 12h-3(b)(1)(i)   [X]
         Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or
notice date:                                                              6
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Pursuant to the requirements of the Securities Exchange Act of 1934, each of
CDI Group, Inc. and Community Distributors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 26, 2002                By: /s/ Todd H. Pluymers
                                            ------------------------------
                                            Name:  Todd H. Pluymers
                                            Title: Chief Financial Officer